Exhibit 4.6

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), effective as of October 15, 2003 (the “Effective Date”), is entered into by and among U.S. Concrete, Inc., a Delaware corporation, (the “Borrower”), the Guarantors signatory hereto under the caption “Guarantors” (together with each other Person who becomes a Guarantor, collectively, the “Guarantors”), the Lenders signatory hereto under the caption “Lenders” (together with each other Person who becomes a Lender, collectively, the “Lenders”), JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, a New York banking corporation, as administrative agent for the other Lenders (in such capacity, together with any other Person who becomes the administrative agent, the “Administrative Agent”), Credit Lyonnais New York Branch and Wachovia Bank, National Association (formerly known as First Union National Bank), as syndication agents, and Branch Banking & Trust Company, as documentation agent.

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Guarantors, the Lenders, the Administrative Agent, the syndication agents and the documentation agent have entered into that certain Amended and Restated Credit Agreement dated as of August 31, 2001 (the “Original Credit Agreement”) under the terms of which the Lenders agreed to make Revolving Credit Loans to the Borrower in an amount not exceeding $200,000,000.00; and

WHEREAS, the Borrower, the Guarantors, the Lenders, the Administrative Agent, the syndication agents and the documentation agent have entered into (i) that certain First Amendment to Amended and Restated Credit Agreement dated as of May 21, 2002 (the “First Amendment”), (ii) that certain Second Amendment to Amended and Restated Credit Agreement dated as of April 4, 2003 (the “Second Amendment”) and (iii) that certain Third Amendment and Waiver to Amended and Restated Credit Agreement dated as of August 7, 2003 (the “Third Amendment”) (the Original Credit Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as, the “Credit Agreement”); and

WHEREAS, the Borrower has requested the Lenders and the Administrative Agent to further amend certain terms of the Credit Agreement; and

WHEREAS, the Lenders and the Administrative Agent have agreed to do so to the extent reflected in this Amendment, subject to the terms hereof and provided that each of the Borrower and the Guarantors ratifies and confirms all of its respective obligations under the Credit Agreement and the Loan Documents.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Each capitalized term used in this Amendment and not otherwise defined herein shall have the meaning given to it elsewhere in the Credit Agreement.

2. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by changing the reference in subclause (a) of the last paragraph of such definition from 1.75% to 2.00%. Additionally, the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended by deleting the table contained in such definition and replacing it with the following:

Ratio of Funded Debt to EBITDA	ABR Spread	Eurodollar Spread	Commitment Fee Rate
≥ 3.5 to 1.0	2.00%	3.00%	.50%
≥ 3.0 to 1.0 but < 3.5 to 1.0	1.75%	2.75%	.50%
≥ 2.5 to 1.0 but < 3.0 to 1.0	1.50%	2.50%	.50%
≥ 2.0 to 1.0 but < 2.5 to 1.0	1.25%	2.25%	.50%
≥ 1.5 to 1.0 but < 2.0 to 1.0	1.00%	2.00%	.50%
≥ 1.0 to 1.0 but < 1.5 to 1.0	.75%	1.75%	.375%
≥ 0.5 to 1.0 but < 1.0 to 1.0	.50%	1.50%	.375%
< 0.5 to 1.0	.25%	1.25%	.250%

; provided, however, that solely for determining the Applicable Margin, the foregoing ratio shall be determined by calculating EBITDA for the immediately preceding twelve calendar months rather than the preceding four fiscal quarters.”

3. Amendment to Sections 2.20. Section 2.20 of the Credit Agreement is hereby deleted in its entirety.

4. Amendment to Section 5.1. Section 5.1 of the Credit Agreement is hereby amended by adding the following as Section 5.1(j):

“(j) within thirty (30) days after the end of each calendar month, its consolidated statement of income, a statement as to the balance of Funded Debt and Subordinated Debt as of the end of such calendar month and calculations of the Senior Debt Leverage Ratio described in Section 6.8(c) and the Total Debt Leverage Ratio described in Section 6.8(d), all certified by one of the Borrower’s Financial Officers as, to the best of his knowledge, presenting fairly in all material respects the information and approximations contained therein, subject to normal quarterly and year-end adjustments.”

5. Amendment to Section 6.4(d). Section 6.4(d) of the Credit Agreement is hereby amended by deleting subclause (d) in its entirety and replacing it with the following:

“(d) Upon obtaining the prior written consent of each of the Lenders, investments in the stock, warrants, stock appreciation rights, other securities and/or other assets of Qualified Companies;”

6. Amendment to Section 6.8(a). Section 6.8(a) of the Credit Agreement is hereby amended by deleting subclause (ii) in its entirety and replacing it with the following:

“(ii) cash interest expense, actually paid during such period (including the interest expense portion of any payments on Capitalized Lease Obligations but net of cash interest income actually received during such period) plus Maintenance Capital Expenditures for said period, to be less than 1.50 to 1.0 for the period ended September 30, 2003 and thereafter during the term hereof.”

7. Amendment to Section 6.8(b). Section 6.8(b) of the Credit Agreement is hereby amended by adding immediately after the phrase “to be less than 1.25 to 1.0” the following phrase:

“with respect to the relevant financial statements dated on or prior to June 30, 2003 and 2.25 to 1.0 with respect to the relevant financial statements dated on or after September 30, 2003.”

8. Amendment to Section 6.8(c). Section 6.8(c) of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

“Senior Debt Leverage Ratio. The Borrower will not at any time permit the ratio of (i) Funded Debt minus Subordinated Debt to (ii) EBITDA calculated on a rolling four (4) quarter basis, to be greater than 2.0 to 1.0”.

9. Amendment to Section 6.8(d). Section 6.8(d) of the Credit Agreement is hereby amended by deleting subclause (ii) in its entirety and replacing it with the following:

“(ii) EBITDA calculated on a rolling four (4) quarters basis, to be greater than (x) 3.90 to 1.0 at any time during the period from June 30, 2003 to September 29, 2003, (y) 3.75 to 1.0 at any time during the period from September 30, 2003 to December 30, 2003, (z) 3.50 to 1.0 as of December 31, 2003 and continuing thereafter during the term hereof.”

10. Amendment to Section 6.11. Section 6.11 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Section 6.11 Limitation on Acquisitions. The Borrower will not, and will not permit any Subsidiary to, acquire (i) any securities of, stock or outstanding ownership interests in, any Person, or (ii) all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise without the prior written consent of each of the Lenders; provided, however, that Borrower and/or any Subsidiary shall be entitled to consummate transactions permitted by Section 6.3 and Section 6.4.”

11. Commitment Reduction. The Credit Agreement is hereby amended to provide that, effective as of the Effective Date and notwithstanding any contrary provision thereof or in any of the other Loan Documents, the aggregate amount of the Lenders’ total Commitments shall not exceed $100,000,000. This reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

12. Ratification. The Borrower, as to itself and each Guarantor, as to itself, hereby ratifies all of its respective obligations under the Credit Agreement (including the Guaranty contained therein) and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party remains in full force and effect and shall continue in full force and effect as amended and modified by this Amendment. Except as amended or modified by this Amendment, nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in any of such documents nor is the Borrower or any Guarantor released from any covenant, warranty or obligation created by or contained therein or herein.

13. Representations and Warranties. Each of the Borrower, as to itself and each Guarantor, and each Guarantor, as to itself, hereby represents and warrants to the Administrative Agent and the Lenders that (a) this Amendment has been duly executed and delivered on behalf of the Borrower and such Guarantor, (b) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower or such Guarantor, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) the representations and warranties contained in the Credit Agreement and the Loan Documents shall be true and correct on and as of the date of each Borrowing and the date of issuance, amendment, renewal or extension of each Letter of Credit, as applicable, except to the extent such representations and warranties relate to a prior date or, after prior notice to the Administrative Agent, are untrue or incorrect as a result of transactions permitted by the Loan Documents, (d) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, (e) no Default or Event of Default exists under the Note Purchase Agreement (as amended) or any of the documents executed in connection therewith, and (f) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower and each Guarantor.

14. Conditions to Effectiveness. This Amendment shall be effective upon (i) the execution (whether the same or different counterparts) and delivery (including by way of facsimile) by the Borrower, each Guarantor and Lenders constituting the Required Lenders to the Administrative Agent and receipt by the Administrative Agent of this Amendment and (ii)

payment by the Borrower to the Administrative Agent for the benefit of the Lenders of any fees agreed to by the Borrower and the Lenders in connection with this Amendment.

15. Further Assurances. Each party hereto covenants that it will do or cause to be done all such further assurances that are necessary or advisable to facilitate or document the amendments set forth herein, including without limitation, amending or causing to be amended each form or other writing, the delivery of which is provided for in the Credit Agreement, to conform with this Amendment prior to the delivery of such form, document or other writing.

16. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original or facsimile form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

17. Governing Law. For the avoidance of doubt, Section 9.9(a) of the Credit Agreement is clarified so that this Amendment, the Credit Agreement, all Notes, the other Loan Documents and all other documents executed in connection herewith or therewith shall be deemed to be contracts and agreements under the laws of the State of Texas and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of Texas and of the United States.

18. Final Agreement of the Parties. THIS AMENDMENT AND THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers or other authorized representatives thereunto duly authorized as of the date first above written.

Borrower:

U.S. CONCRETE

By: /s/ Michael W. Harlan

Name: Michael W. Harlan
Title: Senior Vice President

Guarantors:

AFTM Corporation, a Michigan corporation

By: /s/ Terry Green

Name: Terry Green
Title: Vice President

American Concrete Products, Inc., a California corporation
Atlas-Tuck Concrete, Inc., an Oklahoma corporation
B.W.B., Inc. of Michigan, a Delaware corporation (successor to Superior Materials Company, Inc., a Delaware corporation)
Beall Industries, Inc., a Texas corporation
Beall Management, Inc., a Texas corporation
Builders’ Redi-Mix, LLC, a Delaware limited liability company
Central Concrete Corp., a Delaware corporation
Central Concrete Supply Co., Inc., a California corporation
Central Precast Concrete, Inc., a California corporation
Ready Mix Concrete Company of Knoxville, a Delaware corporation
San Diego Precast Concrete, Inc., a Delaware corporation
Sierra Precast, Inc., a California corporation
Smith Pre-Cast, Inc., a Delaware corporation
Superior Concrete Materials, Inc. (f/k/a Opportunity Concrete Corporation), a District of Columbia corporation
USC GP, Inc., a Delaware corporation

By: /s/ Donald Wayne

Name: Donald Wayne
Title: Vice President

Beall Concrete Enterprises, Ltd., a Texas limited partnership

By: Beall Management, Inc., a Texas corporation, its general partner

By: /s/ Donald Wayne

Name: Donald Wayne
Title: Vice President

Eastern Concrete Materials, Inc., a New Jersey corporation
Superior Materials, Inc. (f/k/a Superior Redi-Mix, Inc.), a Michigan corporation
Titan Concrete Industries, Inc. (f/k/a Carrier Excavation and Foundation Company), a Delaware corporation (successor to USC Midsouth, Inc., a Delaware corporation)

By: /s/ Cesar Monroy

Name: Cesar Monroy
Title: Vice President

USC Atlantic, Inc., a Delaware corporation
USC Michigan, Inc., a Delaware corporation

By: /s/ Michael W. Harlan

Name: Michael W. Harlan
Title: Vice President

USC Management Co., LP, a Texas limited partnership

By: USC GP, Inc., a Delaware corporation, its general partner

By: /s/ Donald Wayne

Name: Donald Wayne
Title: Vice President

Wyoming Concrete Industries, Inc., a Delaware corporation

By: /s/ Eugene P. Martineau

Name: Eugene P. Martineau
Title: Vice President

Administrative Agent/Lender:

JPMORGAN CHASE BANK, formerly known as The Chase Manhattan Bank

By: /s/ Robert L. Mendoza

Name: Robert L. Mendoza
Title: Vice President

Syndication Agent/Lender:

CREDIT LYONNAIS NEW YORK BRANCH

By: /s/ Attila Koc

Name: Attila Koc
Title: Senior Vice President

Syndication Agent/Lender:

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ David L. Driggers

Name: David L. Driggers
Title: Managing Director

Documentation Agent/Lender:

BRANCH BANKING & TRUST COMPANY

By: /s/ John G. Reeves

Name: John G. Reeves
Title: Assistant Vice President

Lender:

BANK OF AMERICA, N.A.

By: /s/ Elizabeth B. Jennings

Name: Elizabeth B. Jennings
Title: Assistant Vice President

Lender:

BANK ONE, NA

By: /s/ Joseph R. Perdenza

Name: Joseph R. Perdenza
Title: Director

Lender:

THE BANK OF NOVA SCOTIA

By: /s/ Mark Sparrow

Name: Mark Sparrow
Title: Director

Co-Managing Agent/Lender:

US BANK

By:

Name:
Title:

Lender:

COMERICA BANK

By: /s/ William S. Rogers

Name: William S. Rogers
Title: Vice President

Lender:

GUARANTY BANK

By: /s/ Scott Brewer

Name: Scott Brewer
Title: Vice President

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